CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Teligent, Inc. and Subsidiaries (the “Company”) on Form S3 (Nos. 333-224188, 333-27173, 333-47006, 333-61716, 333-163524, 333-171446, 333-173615, 333-173148, 333-187221 and 333-196543) and Form S8 (Nos. 33-58479, 333-28183, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-160341, 333-160342, 333-160865, 333-167387 and 333-197811) of our report dated March 19, 2018, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2017 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
April 1, 2019